Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

December 3, 2012

Apache Corporation

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

Ladies and Gentlemen:

We have acted as special counsel to Apache Corporation (the “Company”), a Delaware corporation, in connection with the Company’s offering pursuant to an automatic shelf registration statement on Form S-3 (No. 333-174429) (the “Registration Statement”) of $1,200,000,000 aggregate principal amount of the Company’s 2.625% notes due 2023 and $800,000,000 aggregate principal amount of the Company’s 4.250% notes due 2044 (together, the “Notes”), pursuant to the prospectus supplement dated November 28, 2012 (the “Prospectus Supplement”) to the prospectus dated May 23, 2011 (together, the “Prospectus”), the underwriting agreement dated November 28, 2012 between the Company and the underwriters named therein (the “Underwriting Agreement”) and the free writing prospectus dated November 28, 2012 (the “Pricing Term Sheet”) filed by the Company with the Securities and Exchange Commission (“Commission”) pursuant to Rule 433 under the Securities Act of 1933, as amended.

The Notes are being issued under an Indenture, dated as of May 19, 2011 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined originals or copies of (a) the Registration Statement and the documents incorporated by reference therein; (b) the Prospectus and the documents incorporated by reference therein; (c) an executed copy of the Underwriting Agreement; (d) the Pricing Term Sheet; (e) the Indenture; (f) the global notes executed by the Company pursuant to the Indenture and representing the Notes purchased and sold pursuant to the Underwriting Agreement; (g) copies of the Company’s restated certificate of incorporation and bylaws, each as amended to date, certified by the Secretary of State of the State of Delaware and by the corporate secretary of the Company, respectively; and (h) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations

Apache Corporation

December 3, 2012

and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the global notes (representing the Notes) have been authenticated by the Trustee in accordance with the terms of the Indenture against payment of the consideration therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company.

The foregoing opinion is based on and is limited to applicable New York law and the Delaware General Corporation Law, and we render no opinion with respect to the law of any other jurisdiction. The references to Delaware General Corporation Law in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect. The foregoing opinion is as of the date hereof, and we expressly disclaim any responsibility to update such opinion after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the Prospectus Supplement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP